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EXHIBIT 23.3

To the Members
Linn Energy, LLC

We consent to the use of our report included herein, dated August 1, 2005 with respect to the Statement of Revenue and Direct Operating Expenses of the Mt. V. Oil and Gas acquisition for the periods April 1, 2003 through December 31, 2003 and January 1, 2004 through May 7, 2004.

We also consent to the use of our report included herein, dated April 27, 2005 with respect to the Statement of Revenue and Direct Operating Expenses of the Lenape Resources, Inc. acquisition for the period April 1, 2003 through July 31, 2003.

We also consent to the use of our report included herein, dated August 1, 2005 with respect to the Statements of Revenue and Direct Operating Expenses of the Cabot Oil and Gas Corporation acquisition for the periods January 1, 2003 through September 30, 2003 and year ended December 31, 2002.

We also consent to the use of our report included herein, dated August 1, 2005 with respect to the Statements of Revenue and Direct Operating Expenses of the EMAX Oil Company acquisition for the periods January 1, 2003 through May 31, 2003 and year ended December 31, 2002.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Toothman Rice, P.L.L.C.

Toothman Rice, P.L.L.C.
December 28, 2005

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  EXHIBIT 23.3